Filed Pursuant to Rule 424(b)(3)

Registration No. 333-31252-01

SUPPLEMENT

To Prospectus Supplement dated April 25, 2000

$251,897,686 (Approximate)

AURORA LOAN SERVICES

Mortgage Pass-Through Certificates, Series 2000-2

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

Master Servicer

On April 28, 2000, the Aurora Loan Services Mortgage Pass-Through Certificates, Series 2000-2 (the “Certificates”) were issued in an original aggregate principal amount of approximately $251,897,686.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of April 1, 2000 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and The Chase Manhattan Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2000-ALS2 Statement to Certificateholders October 25, 2004

DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	BEGINNING PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	ENDING PRINCIPAL BALANCE
IA1	48,844,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IA2	1,000,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IAP	721,738.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIA1	165,599,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIA2	1,000,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIAP	18,766,848.00	1,927,737.74	26,437.52	0.00	26,437.52	0.00	0.00	1,901,300.22
B1	8,402,000.00	5,490,523.15	75,678.53	34,063.15	109,741.68	0.00	0.00	5,414,844.62
B2	6,463,000.00	4,223,429.10	58,213.56	26,202.11	84,415.67	0.00	0.00	4,165,215.54
B3	3,101,000.00	2,026,435.69	27,931.34	12,571.99	40,503.33	0.00	0.00	1,998,504.35
B4	2,068,000.00	1,351,392.73	18,626.90	8,384.03	27,010.93	0.00	0.00	1,332,765.83
B5	1,033,000.00	675,042.92	9,304.44	4,187.96	13,492.40	0.00	0.00	665,738.48
B6	1,557,932.10	842,024.29	12,906.48	5,223.91	18,130.39	-1,300.45	0.00	830,418.26
R	100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
TOTALS	258,556,618.10	16,536,585.62	229,098.77	90,633.15	319,731.92	-1,300.45	0.00	16,308,787.30

IAX	49,844,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIAX1	166,599,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIAX2	166,599,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	FACTOR INFORMATION PER $1000 OF ORIGINAL FACE						PASS-THROUGH RATES
CLASS	CUSIP	BEGINNING PRINCIPAL	PRINCIPAL	INTEREST	TOTAL	ENDING PRINCIPAL	CLASS	CURRENT PASS-THRU RATE
IA1	863572n41	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IA1	0.000000%
IA2	863572n25	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IA2	0.000000%
IAP	863572n66	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IAP	0.000000%
IIA1	863572n74	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IIA1	2.350000%
IIA2	863572n33	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IIA2	2.350000%
IIAP	863572p23	102.72037904	1.40873523	0.00000000	1.40873523	101.31164381	IIAP	0.000000%
B1	863572p31	653.47811831	9.00720424	4.05417163	13.06137586	644.47091407	B1	7.444789%
B2	863572p49	653.47812162	9.00720408	4.05417144	13.06137552	644.47091753	B2	7.444789%
B3	863572p56	653.47813286	9.00720413	4.05417285	13.06137698	644.47092873	B3	7.444789%
B4	863572m75	653.47810928	9.00720503	4.05417311	13.06137814	644.47090426	B4	7.444789%
B5	863572m83	653.47814134	9.00720232	4.05417231	13.06137464	644.47093901	B5	7.444789%
B6	863572m91	540.47560224	8.28436618	3.35310506	11.63747124	533.02596435	B6	7.444789%
R	863572p64	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	0.000000%
TOTALS		63.95730940	0.88606809	0.35053502	1.23660312	63.07627095

IAX	863572n58	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IAX	0.000000%
IIAX1	863572n82	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IIAX1	6.650000%
IIAX2	863572n90	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IIAX2	0.003782%

IF THERE ARE ANY QUESTIONS OR PROBLEMS WITH THIS STATEMENT, PLEASE CONTACT THE ADMINISTRATOR LISTED BELOW:

RYAN VAUGHN

JPMorgan Chase Bank - Structured Finance Services NY

4 NEW YORK PLAZA FLR 6,

New York, New York 10004

Tel: (212) 623-4484 / Fax: (212) 623-5930

Email: Ryan.M.Vaughn@JPMorgan.com

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2000-ALS2 October 25, 2004

Sec. 4.03(i)	Unscheduled Principal Amounts				205,901.86
	Group 1 Unscheduled Principal				0.00
	Group 2 Unscheduled Principal				205,901.86

Sec. 4.03(iv)	Aggregate Advances				0.00
	Group 1 Advances				0.00
	Group 2 Advances				0.00

Sec. 4.03(v)	Ending Principal Balance				16,308,787.29
	Group 1 Principal Balance				0.00
	Group 2 Principal Balance				16,308,787.29

	Group 1 Weighted Average Net Rate				0.000000%
	Group 2 Weighted Average Net Rate				6.576919%

Sec. 4.03(vii)	Current Period Realized Losses				-1,300.45
	Group 1 Current Period Realized Losses				0.00
	Group 2 Current Period Realized Losses				-1,300.45

Sec. 4.03(vii)	Subsequent Losses				0.00
	Group 1 Subsequent Losses				0.00
	Group 2 Subsequent Losses				0.00

	Bankruptcy Losses				0.00
	Fraud Losses				0.00
	Special Hazard Losses				0.00

	Bankruptcy Loss Amount				257,885.00
	Fraud Loss Amount				239,608.33
	Special Hazard Loss Amount				3,672,027.58

Sec. 4.03(viii)	Servicing Fees (includes Retained Interest)				3,445.12
	Sub-Servicing Fees				275.61
	Trustee Fees				117.13

Sec. 4.03(ix)	Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency

Group 1
	Category	Number	Principal Balance	Percentage

	1 Month	0	0.00	0.00%
	2 Month	0	0.00	0.00%
	3 Month	0	0.00	0.00%
	Total	0	0.00	0.00%

Group 2
	Category	Number	Principal Balance	Percentage

	1 Month	3	432,240.31	2.65%
	2 Month	0	0.00	0.00%
	3 Month	4	3,976,287.57	24.38%
	Total	7	4,408,527.88	27.03%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2000-ALS2 October 25, 2004

	Group Totals
	Category	Number	Principal Balance	Percentage
	1 Month	3	432,240.31	2.65%
	2 Month	0	0.00	0.00%
	3 Month	4	3,976,287.57	24.38%
	Total	7	4,408,527.88	27.03%

	Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure

		Group 1
		Number	Principal Balance	Percentage
		0	0.00	0.00%

		Group 2
		Number	Principal Balance	Percentage
		1	134,887.36	0.83%

		Group Totals
		Number	Principal Balance	Percentage
		1	134,887.36	0.83%

Sec. 4.03(x)	Number and Aggregate Principal Amounts of REO Loans

		Group 1
		Number	Principal Balance	Percentage
		0	0.00	0.00%

		Group 2
		Number	Principal Balance	Percentage
		0	0.00	0.00%

		Group Totals
		Number	Principal Balance	Percentage
		0	0.00	0.00%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2000-ALS2 October 25, 2004

Sec. 4.03(xiii)	Aggregate Outstanding Interest Shortfalls
	Class IA1 Shortfall	0.00
	Class IA2 Shortfall	0.00
	Class IAX Shortfall	0.00
	Class IIA1 Shortfall	0.00
	Class IIA2 Shortfall	0.00
	Class IIAX1 Shortfall	2.11
	Class IIAX2 Shortfall	0.00
	Class B1 Shortfall	0.00
	Class B2 Shortfall	0.00
	Class B3 Shortfall	0.00
	Class B4 Shortfall	0.00
	Class B5 Shortfall	0.00
	Class B6 Shortfall	0.00
	Class R Shortfall	0.62

Sec. 4.03(xiii)	Current Prepayment Interest or Relief Act Shortfalls
	Class IA1 Shortfall	0.00
	Class IA2 Shortfall	0.00
	Class IAX Shortfall	0.00
	Class IIA1 Shortfall	0.00
	Class IIA2 Shortfall	0.00
	Class IIAX1 Shortfall	0.00
	Class IIAX2 Shortfall	0.00
	Class B1 Shortfall	0.00
	Class B2 Shortfall	0.00
	Class B3 Shortfall	0.00
	Class B4 Shortfall	0.00
	Class B5 Shortfall	0.00
	Class B6 Shortfall	0.00
	Class R Shortfall	0.00